Exhibit 5.0

BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive • Rancho Mirage, CA 92270

www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 442-599-1299
Attorney/Principal		wbarnett@wbarnettlaw.com

October 4, 2021

Board of Directors

FDCTECH, INC

200 Spectrum Drive, Floor 300

Irvine, CA 92618

Gentlemen:

We have acted as counsel to FDCTECH, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement “) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for selling shareholders (“Selling Shareholders”) of the resale of up to 22,670,000 shares of Common Stock, par value $0.00001 (“Shares”) consisting of (i) up to 2,000,000 shares issued to AD Securities America, LLC pursuant to Subscription Agreements dated September 9 and September 16, 2021 and (ii) up to 20,000,000 issuable to White Lion Capital, LLC (“White Lion”), pursuant to a “Purchase Notice right” under an Equity Purchase Agreement (the “Investment Agreement”), dated September 10, 2021 and (iii) 670,000 shares issued to White Lion as a commitment fee associated with the Investment Agreement.. The Investment Agreement permits the Company to issue Purchase Notices to White Lion for up to two million dollars ($2,000,000) in shares of the Company’s common stock until May 1, 2022, or until $2,000,000 of such shares have been subject to such Purchase Notices. The selling stockholders may sell all or a portion of the shares being offered pursuant to the Registration Statement at prevailing market prices at the time of sale, at varying prices, or negotiated prices. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

Based upon and relying solely upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when sold pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Barnett & Linn
Barnett & Linn